Exhibit 99.1

FLUIDIGM REPORTS FINANCIAL RESULTS

FOR FIRST QUARTER 2011

Q1 Total Revenue Up 30%; Q1 Product Revenue Up 34% Compared to Q1 2010

SOUTH SAN FRANCISCO, Calif. – May 10, 2011 – Fluidigm Corporation (NASDAQ:FLDM) today announced its financial results for the first quarter ended March 31, 2011.

Total revenue for the first quarter of 2011 was $8.7 million, an increase of 30% from $6.7 million in the first quarter of 2010. Product revenue for the first quarter of 2011 was $8.4 million, an increase of 34% from $6.3 million in the first quarter of 2010. Product margin improved 760 basis points to 65%. Net loss for the quarter was $7.3 million, excluding the impact of a decrease in the conversion price of the Series E convertible preferred stock that resulted in a non-recurring, non-cash deemed dividend of $9.9 million. The Q1 2011 net loss is compared to a $5.6 million net loss in the first quarter of 2010. Non-GAAP net loss for the first quarter of 2011 was $3.7 million as compared to $4.5 million for the first quarter of 2010. Non-GAAP net loss excludes deemed dividend, stock-based compensation expense and certain other charges (see accompanying table for reconciliation of GAAP and non-GAAP measures).

“This was a solid quarter for Fluidigm. Growth in product revenues and margins were robust. We experienced strong interest in single-cell genomics, genotyping consumables, and sample preparation for next-generation sequencing. More than half of the BioMark™ and new BioMark HD Systems sold during Q1 are being used to conduct single-cell research,” stated Gajus Worthington, Fluidigm president and chief executive officer. “We watched with great concern as some of our Japanese customers and employees experienced the catastrophic earthquake and tsunami in March. Fluidigm experienced no direct physical damage from these events. Given this extreme environment, the performance of our Japan team during this period was just stellar.”

Financial Highlights and Analysis

•

Revenue growth in the first quarter of 2011, compared to the prior year, was a result of product revenue growth, with a stronger increase in consumables sales compared to instrument sales. Revenue from grants and collaborations was 37% lower than the prior year first quarter primarily due to reduced activity under our Singapore Economic Development Board (EDB) grant agreement as we approach the end of the grant period.

•	Instrument/consumable mix was 59% and 41%, respectively, for the first quarter of 2011, compared to 66% and 34%, respectively, in the first quarter of 2010.

•

Product margin increased to 65% in the first quarter of 2011, from 58% in the first quarter of 2010 primarily due to a favorable product mix and improved chip capacity utilization and yields resulting in lower chip costs.

•	Geographic revenues as a percent of total product revenue were as follows: United States – 49%; Europe – 26%; Asia Pacific – 12%; Japan – 11%; and Other 2%.

•	Research and development expense was $3.2 million in the first quarter of 2011, comparable to the expense in the first quarter of 2010.

•

Selling, general and administrative expense was $7.4 million in the first quarter of 2011, compared to $6.1 million in the first quarter of 2010, an increase of 22%, reflecting factors such as the expansion of the Company’s sales and marketing infrastructure and activities.

•	Fluidigm ended the first quarter of 2011 with $77.7 million in cash, cash equivalents and available-for-sale securities as a result of the company’s successful IPO in February of this year.

Business Highlights Since Fluidigm’s Last Earnings Release

•

Unit numbers and percentage of sales of BioMark and BioMark HD Systems designated for single-cell use reached an all time high during the first quarter of 2011. Over half the BioMark instruments sold during the quarter are being used for single-cell genomics.

•

During the first quarter, Fluidigm completed the worldwide launch of its new BioMark HD Real-Time PCR System. Production of the Company’s original BioMark product line has now converted fully to the BioMark HD System, providing customers with high sensitivity and improved workflow in a reduced footprint.

•

In early May, Fluidigm introduced a line of platform-optimized assay and primer products marketed as DELTAgene™ Assays (gene expression), SNPtype™ Assays (SNP genotyping), and Access Array™ Target-specific Primers (target enrichment for next-generation sequencing).

•

Fluidigm has surpassed a significant operational milestone, having now manufactured and delivered more than one billion microscopic NanoFlex™ valves to customers world-wide. These valves control the flow of fluids within the Fluidigm chips and provide precise control over complex fluid-handling steps to help ensure high reliability.

•

Publication activity of scientific research using Fluidigm technology continues at a strong pace. In the first quarter alone, Fluidigm technology was cited in at least four papers describing research in single-cell genomics, a fast-growing field that is enabled by the BioMark System.

•

Fluidigm made two appointments to its Board of Directors: Evan Jones, who will join the Compensation Committee; and Patrick S. Jones who will chair the Board’s audit committee. Both new members bring extensive industry experience to the Board.

Financial Outlook

For the full year 2011, year-over-year product revenue growth is projected to be in the range of 27%-30%, an increase from the 25% - 27% growth projection provided in our earnings release for the fourth quarter and full year 2010. Revenue from grants and collaborations is projected to be around $2 million, which is at the lower end of the range provided previously. This is due to modifications in the milestones and timing of payments from the collaboration agreement with Novartis.

Conference Call Information

Fluidigm will host a conference call today, May 10, 2011, at 2:30 p.m. PDT (5:30 p.m. EDT). The Fluidigm conference call can be accessed by calling (877) 556-5248 (domestic toll-free) or (720) 545-0029 (international toll). Fluidigm will also provide a live stream of its Q1 2011 conference call for investors at: http://investors.fluidigm.com/events.cfm. A telephone replay of the teleconference will be available 90 minutes after the end of the call at (800) 642-1687 (domestic toll-free), or (706) 645-9291 (international toll), access code 56354739. The conference call will also be archived on the Fluidigm investor’s page at: http://investors.fluidigm.com.

Statement Regarding Use of Non-GAAP Financial Information

The Company presents certain financial information in accordance with GAAP and also on a non-GAAP basis for the first quarter of 2011 and 2010. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the Company’s core operating results. Management uses non-GAAP measures to compare the Company’s performance relative to forecasts and strategic plans and to benchmark the Company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under U.S. GAAP. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented in the accompanying table of this release.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements relating to current estimates of 2011 revenue. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results. Reported historic results should not be considered as an indication of future performance. Factors that could materially affect future results include, but are not limited to, risks relating to market acceptance of our products, the potential for quarterly variations in our operating results, our ability to successfully launch new products and applications, competition in our primary markets, variability in our sales cycle, our need to expand our sales, marketing and distribution capabilities and risk associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Fluidigm’s business and operating results are contained in our Annual Report on Form 10-K for the year ended December 31, 2010 and Fluidigm’s other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm Corporation disclaims any obligation to update these forward-looking statements.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures and markets microfluidic systems for growth markets in the life science and agricultural biotechnology, or Ag-Bio, industries. Fluidigm’s proprietary microfluidic systems consist of instruments and consumables, including chips and reagents. These systems are designed to significantly simplify experimental workflow, increase throughput and reduce costs, while providing the excellent data quality demanded by customers. Fluidigm actively markets three microfluidic systems, including eight different commercial chips, to leading pharmaceutical and biotechnology companies, academic institutions and Ag-Bio companies.

For more information, please visit www.fluidigm.com.

“Fluidigm” and the Fluidigm logo are trademarks or registered trademarks of Fluidigm.

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2011	December 31, 2010 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$55,831	$5,723
Available-for-sale securities	21,869	—
Accounts receivable, net	7,457	8,100
Inventories	4,653	4,893
Prepaid expenses and other current assets	1,033	2,165

Total current assets	90,843	20,881
Property and equipment, net	2,285	2,328
Other non-current assets	1,590	1,592

Total assets	$94,718	$24,801

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,673	$3,155
Accrued compensation and related benefits	1,333	1,904
Other accrued liabilities	2,982	3,379
Deferred revenue, current portion	1,562	1,336
Long-term debt, current portion	7,995	4,561
Line of credit	—	3,125
Convertible preferred stock warrants	—	1,052

Total current liabilities	18,545	18,512
Long-term debt, net of current portion	6,343	10,139
Other non-current liabilities	1,067	767

Total liabilities	25,955	29,418
Convertible preferred stock	—	184,550
Total stockholders’ equity (deficit)	68,763	(189,167)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$94,718	$24,801

(1)	Derived from audited consolidated financial statements.

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue:
Instruments	$4,958	$4,120
Consumables	3,454	2,144

Product revenue	8,412	6,264
Grant and other revenue	285	452

Total revenue	8,697	6,716
Costs and expenses:
Cost of product revenue	2,913	2,645
Research and development	3,220	3,188
Selling, general and administrative	7,442	6,121

Total costs and expenses	13,575	11,954

Loss from operations	(4,878)	(5,238)
Interest expense	(1,760)	(525)
Other income (expense), net	(652)	152

Loss before income taxes	(7,290)	(5,611)
Provision for income taxes	(48)	(14)

Net loss	(7,338)	(5,625)
Deemed dividend related to change in conversion rate of Series E convertible preferred stock	(9,900)	—

Net loss attributed to common stockholders	$(17,238)	$(5,625)

Net loss per share attributed to common stockholders, basic and diluted (1)	$(1.60)	$(3.02)

Shares used in computing net loss per share attributed to common stockholders, basic and diluted (1)	10,754	1,861

(1)	Shares used in computing net loss per share of common stock for the three months ended March 31, 2011 include the shares of common stock issued and the effect of conversion of convertible preferred stock upon the initial public offering of the Company’s common stock on February 10, 2011.

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Operating Activities
Net loss	$(7,338)	$(5,625)
Depreciation and amortization	263	324
Stock-based compensation expense	790	429
Write-off of debt discount upon note repayment	1,157	—
Other non-cash items, net	803	(196)
Changes in assets and liabilities, net	3,096	2,115

Net cash used in operating activities	(1,229)	(2,953)

Investing Activities
Purchase of available-for-sale securities	(21,869)	—
Other investing activities	(220)	(359)

Net cash used in investing activities	(22,089)	(359)

Financing Activities
Proceeds from initial public offering, net of issuance costs	76,859	—
Other financing activities	(3,419)	(455)

Net cash provided by (used in) financing activities	73,440	(455)
Effect of exchange rate changes on cash and cash equivalents	(14)	(2)

Net increase (decrease) in cash and cash equivalents	50,108	(3,769)
Cash and cash equivalents at beginning of period	5,723	14,602

Cash and cash equivalents at end of period	$55,831	$10,833

FLUIDIGM CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Net loss attributed to common stockholders (GAAP)	$(17,238)	$(5,625)
Deemed dividend related to change in conversion rate of Series E convertible preferred stock	9,900	—
Stock-based compensation expense	790	429
Depreciation and amortization	348	404
Interest expense	1,760	525
Change in the fair value of convertible preferred stock warrants and related expense, net	718	(277)

Net loss (Non-GAAP)	(3,722)	(4,544)

Shares used in net loss per share calculation - basic and diluted (GAAP and Non-GAAP)	10,754	1,861

Net loss per share - basic and diluted (GAAP)	$(1.60)	$(3.02)

Net loss per share - basic and diluted (Non-GAAP)	$(0.35)	$(2.44)

(1)	The Company reports non-GAAP results which exclude stock-based compensation expense, depreciation of property and equipment, amortization of long-term debt discount, interest expense related to long-term debt, warrants and write-off of debt discount upon note repayment and remeasurement adjustment for convertible preferred stock warrant fair value, net of gain from expiration of unexercised warrants.

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CONTACT:

Howard High

Fluidigm Corporation

650.266.6081 (office)

510.786.7378 (mobile)

howard.high@fluidigm.com

William (Bill) Craumer – Investors

Fluidigm Corporation

650.266.6188

bill.craumer@fluidigm.com